EXHIBIT 99.1

Clarient Receives Notice of

Potential Delisting from Nasdaq

ALISO VIEJO, Calif., July 13, 2006/PRNewswire-FirstCall/ — Clarient, Inc. (Nasdaq: CLRT), a technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced that on July 10, 2006 the company received a notice from the Nasdaq Listing Qualification Staff that the company’s common stock is subject to delisting from the Nasdaq Capital Market as a result of failure to comply with the $1.00 per share bid price requirement for 30 consecutive days as required by Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the company will be provided 180 calendar days, or until January 8, 2007, to regain compliance. If at anytime before January 8, 2007, the bid price of the Company’s common stock closes at $1.00 per share for 10 consecutive days, the Nasdaq staff will provide written notification that the Company complies with the minimum bid price rule.

If compliance with the minimum bid price rule cannot be demonstrated by January 8, 2007, the Nasdaq staff will determine whether the company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. If it meets the other initial listing criteria, the Nasdaq staff will notify the company that it has been granted another 180 calendar day compliance period. If the company does not regain compliance with the minimum bid price rule and is not eligible for an additional compliance period, the Nasdaq staff will provide written notification that the company will be delisted and, at that time, the Company may appeal the determination to delist to a Listing Qualifications Panel.

About Clarient Inc.

Clarient (www.clarientinc.com) combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The company was formed in 1996 to develop and market the ACIS(R) Automated Cellular Imaging System, an important advance in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expanded its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the Company’s ability to regain compliance with the Nasdaq minimum bid price requirement and to maintain compliance with other Nasdaq continued listing criteria, the potential delisting from the Nasdaq Capital Market and other risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Charlene Lu
Clarient, Inc.
(203) 682 8268
charlene.lu@icrinc.com

31 Columbia, Aliso Viejo, CA 92656

949.425.5700   Fax 949.425.5701   clarientinc.com